As filed with the Securities and Exchange Commission on September 14, 2010
Registration No. 333-
UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERGE HEALTHCARE INCORPORATED
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7373 (Primary Standard Industrial Classification Code Number)	39-1600938 (I.R.S. Employer Identification No.)

900 Walnut Ridge Drive
Hartland, Wisconsin 53029
(262) 367-0700
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Justin C. Dearborn
Chief Executive Officer
Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
(262) 367-0700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Ann Mayberry-French
Vice President, General Counsel and Secretary
Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
(262) 367-0700

Approximate date of commencement of proposed sale to the public:  From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Unit	Offering Price	Fee
Common Stock, par value $0.01 per share	7,515,000(1)	$2.54(2)	$19,088,100(2)	$1,360.99

(1)	The amount to be registered hereunder consists of an aggregate 7,515,000 shares of common stock to be sold by the selling stockholders named in this registration statement. In addition, pursuant to Rule 416 under the Securities Act of 1933, this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(o) under the Securities Act, based on the average of the high and low prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on September 3, 2010, which date is within five business days prior to the initial filing date of this registration statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholders identified in this prospectus may not sell these securities or solicit an offer to buy these securities until the registration statement of which this prospectus is a part is filed with the Securities and Exchange Commission and is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 14, 2010

PROSPECTUS

MERGE HEALTHCARE INCORPORATED

7,515,000 Shares Common Stock

This prospectus may be used only in connection with the resale, from time to time, by the selling stockholders identified in this prospectus of up to 7,515,000 shares of our common stock, par value $0.01 per share, or Common Stock. These shares of Common Stock were issued to the selling stockholders in our private placement that was consummated on April 27, 2010 of 41,750 shares of our Series A Non-Voting Preferred Stock, par value $0.01 per share, at a price of $627.40 per share and 7,515,000 shares of Common Stock at a price of $2.07 per share, the proceeds of which private placement were used by us to complete our acquisition of AMICAS. We will not receive any proceeds from any sale by the selling stockholders of the common stock covered by this prospectus and any prospectus supplement. The selling stockholders will receive all proceeds and will pay all underwriting discounts and commissions, if any, applicable to the sale of the Shares.

You should read this prospectus and any prospectus supplement, and the information incorporated by reference in this prospectus and any prospectus supplement carefully before you invest.

Investing in our securities involves risks. See “Risk Factors” beginning on page 3 of this prospectus as well as in supplements to this prospectus for a discussion of certain risks you should consider before buying any securities hereunder.

Our common stock is quoted and traded on The Nasdaq Global Market under the symbol “MRGE.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2010

Page

ABOUT THIS PROSPECTUS	1
MERGE HEALTHCARE INCORPORATED	1
THE OFFERING	2
RISK FACTORS	3
FORWARD-LOOKING STATEMENTS	20
USE OF PROCEEDS	21
SELLING STOCKHOLDERS	21
PLAN OF DISTRIBUTION	23
LEGAL MATTERS	26
EXPERTS	26
WHERE YOU CAN FIND MORE INFORMATION	27
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	27
EX-5.1
EX-12.1
EX-23.1
EX-23.2
EX-23.3
EX-23.4
EX-23.5
EX-23.6

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration process. Under this shelf registration process, the selling stockholders may sell the securities described in this prospectus in one or more offerings. This prospectus provides you with a general description of the securities the selling stockholders may offer. Any prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.” You should rely only on the information contained in or incorporated by reference in this prospectus and any prospectus supplement. Neither we nor the selling stockholders have authorized anyone to provide you with information other than the information contained or incorporated by reference in this prospectus or any prospectus supplement. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of this prospectus or the prospectus supplement, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Unless the context indicates otherwise, whenever we refer in this prospectus to (i) “Merge,” “Merge Healthcare,” “the Company,” “we,” “our” or “us,” we mean Merge Healthcare Incorporated and its subsidiaries, (ii) “AMICAS,” we mean AMICAS, Inc. and its subsidiaries and (iii)“Combination,” we mean our acquisition of AMICAS which was consummated on April 28, 2010 for approximately $223.9 million.

MERGE HEALTHCARE INCORPORATED

We are a leading healthcare IT software solutions provider focused on medical imaging. Our solutions address the evolving needs of the medical imaging marketplace such as the incorporation of medical images and diagnostic information into broader health IT applications. Our suite of products enables the interoperability of a wide range of software solutions globally to end-users, Original Equipment Manufacturers (OEM) and valued added resellers (VAR) and provides advanced clinical tools such as computer aided detection (CAD). We believe that our solutions enhance the profitability of imaging services in the face of declining reimbursement and also improve the efficiency and cost effectiveness of our customers’ businesses.

We seek to establish long-term customer relationships by providing a range of solutions from flexible add-on modules for existing information technology infrastructure to end-to-end solutions. We believe our product suite enables our customers to select the appropriate solution to enhance profitability and efficiency at each stage of our customers’ IT lifecycle. As a result of the Combination, we have an enhanced product suite built from a foundation of over 40 years of innovation experience with a primary focus in medical imaging software development. We serve approximately 1,500 hospital sites, approximately 2,200 outpatient imaging sites, approximately 800 orthopaedic sites and approximately 250 OEMs.

Our headquarters are located at 900 Walnut Ridge Drive, Hartland, Wisconsin 53029, and our telephone number at that address is (262) 367-0700. We maintain a website at www.merge.com. The information contained in our website is not a part of, and is not incorporated by reference into, this prospectus.

THE OFFERING

Issuer	Merge Healthcare Incorporated

Seller	One or more selling stockholders; for more information, see “Selling Stockholders.” We are not selling any of the shares of common stock offered under this prospectus or any prospectus supplement.

Common Stock Offered	7,515,000 shares

Use of Proceeds	We will not receive any proceeds from the sale by any selling stockholder of the shares of common stock offered under this prospectus or any prospectus supplement. See “Use of Proceeds.”

Our Common Stock	Our common stock is quoted on The Nasdaq Global Market under the symbol “MRGE.”

Risk Factors	Investing in our common stock involves significant risk. See “Risk Factors” beginning on page 3 for a discussion of the risks associated with an investment in our common stock.

RISK FACTORS

Before you invest in our securities, in addition to the other information, documents or reports incorporated by reference in this prospectus and in any prospectus supplement, you should carefully consider the risk factors set forth in the section entitled “Risk Factors” in any prospectus supplement as well as in “Part I, Item 1A. Risk Factors,” in our most recent annual report on Form 10-K, and in “Part II, Item 1A. Risk Factors,” in our quarterly reports on Form 10-Q filed subsequent to such Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be updated from time to time by our future filings under the Securities Exchange Act of 1934, as amended, as well as the other information, documents and reports we have included or incorporated by reference in this prospectus and any prospectus supplement. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. Any of the following risks could materially adversely affect our business, financial condition or results of operations. Additional risks and uncertainties of which we are unaware or which we currently believe are immaterial could also materially adversely affect our business, financial condition or results of operations.

Risks Related to Our Business

Our Business could be Harmed by Adverse General Economic and Market Conditions which could Lead to Reduced Spending on Information Technology Products.

We have seen our markets become increasingly affected by the continuing global macroeconomic downturn. The downturn, which first started in the U.S., has also impacted our customers in other parts of the world. We believe that it is likely that this economic downturn will continue to persist; however, we cannot predict its severity, duration or impact on our future operating results. As our business expands globally, we have become increasingly subject to the risks arising from adverse changes in domestic and global economic and political conditions. Economic growth in the U.S. and other countries has slowed since the second half of 2008, which caused our customers to delay or reduce information technology purchases. As a result of slowing global economic growth, the credit market crisis, declining consumer and business confidence, shifts in consumer spending patterns, increased unemployment, reduced levels of capital expenditures, fluctuating commodity prices, bankruptcies and other challenges currently affecting the global economy, our clients might experience deterioration of their businesses, cash flow shortages and difficulty obtaining financing. If economic conditions in the U.S. and other countries continue to deteriorate, customers may continue to delay or further reduce purchases. This could result in additional reductions in sales of our products, longer sales cycles, slower adoption of new technologies and increased price competition. In addition, weakness in the end-user market could negatively affect the cash flow of our OEM and VAR customers who could, in turn, delay paying their obligations, which would increase our credit risk exposure and cause a decrease in operating cash flows. Also, if OEM and VAR customers experience excessive financial difficulties and/or insolvency, and we are unable to successfully transition end-users to purchase products from other vendors or directly from us, sales could decline significantly. Any of these events would likely harm our business, results of operations and financial condition.

Continued Disruption in Credit Markets and World-Wide Economic Changes may Adversely Affect our Business, Financial Condition, and Results of Operations.

Continued disruptions in the financial and credit markets may adversely affect our business and financial results. The tightening of credit markets may reduce the funds available to our customers to buy our products and services. It may also result in customers extending the length of time in which they pay and in our having higher customer receivables with increased default rates. General concerns about the fundamental soundness of domestic and foreign economies may also cause customers to reduce their purchases, even if they have cash or if credit is available to them.

We may not Realize the Anticipated Benefits of the Combination, Including Potential Synergies, Due to Challenges Associated with Integrating the Companies or other Factors.

The success of the Combination will depend in part on the success of our management in integrating the operations, technologies and personnel of us and AMICAS. Our inability to meet the challenges involved in successfully integrating the operations of us and AMICAS or otherwise to realize the anticipated benefits of the Combination could seriously harm our results of operations. In addition, the overall integration of the two companies will require substantial attention from the combined company’s management, particularly in light of the geographically dispersed operations of the two companies, which could further harm the combined company’s results of operations.

The challenges involved in integration include:

•	Integrating the two companies’ operations, processes, people, technologies and services;

•	Coordinating and integrating sales and marketing and research and development functions;

•	Demonstrating to our clients that the Combination will not result in adverse changes in business focus and service deliverables (including customer satisfaction);

•	Assimilating and retaining the personnel of both companies and integrating the business cultures, operations, systems and clients of both companies; and

•	Consolidating corporate and administrative infrastructures and eliminating duplicative operations and administrative functions.

We may not be able to successfully integrate AMICAS’ operations with ours in a timely manner, or at all, and we may not realize the anticipated benefits of the Combination, including potential synergies or sales or growth opportunities, to the extent or in the time frame anticipated. The anticipated benefits and synergies of the Combination are based on assumptions and current expectations, not actual experience, and assume a successful integration and reallocation of resources among our facilities without unanticipated costs or effort and no unforeseen or unintended consequences. In addition, our ability to realize the benefits and synergies of the business combination could be adversely impacted to the extent that our or AMICAS’ relationships with existing or potential clients, suppliers or strategic partners are adversely affected as a consequence of the Combination, or by practical or legal constraints on our ability to combine operations.

In addition, we expect to achieve cost savings related to employee reductions and other savings of approximately $15.0 million following the closing of the Combination. We also expect that the employee severance, lease and other costs necessary to achieve our expected cost savings will be approximately a one-for-one cost. These estimated costs do not include any costs related to additional site consolidation or rationalization that we might consider following the closing of the Combination.

We have a Substantial Amount of Indebtedness, which could Impact our Ability to Obtain Future Financing or Pursue our Growth Strategy.

We have substantial indebtedness. As of June 30, 2010, we had approximately $200.1 million of indebtedness (including $200 million aggregate principal amount of 11.75% Senior Secured Notes due 2015 that we issued in connection with the Combination and capital leases), before taking into account outstanding letters of credit, subject to borrowing base limitations and other specified terms and conditions.

Our high level of indebtedness could have important consequences to you and significant adverse effects on our business, including the following:

•	We must use a substantial portion of our cash flow from operations to pay interest on our indebtedness, which will reduce the funds available to us for operations and other purposes;

•	Our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired;

•	Our high level of indebtedness could place us at a competitive disadvantage compared to our competitors that may have proportionately less indebtedness;

•	Our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate may be limited;

•	Our high level of indebtedness may make us more vulnerable to economic downturns and adverse developments in our business; and

•	Our ability to fund a change of control offer may be limited.

The indenture governing our $200 million aggregate principal amount of 11.75% Senior Secured Notes due 2015 contains, and the instruments governing any indebtedness we may incur in the future may contain, restrictive covenants that impose significant operating and financial restrictions, including restrictions on our ability to take actions that we believe may be in our interest. The indenture governing the 11.75% Senior Secured Notes due 2015, among other things, limits our ability to:

•	Incur additional indebtedness and issue preferred stock;

•	Pay dividends on or make distributions in respect of capital stock;

•	Make investments or certain other restricted payments;

•	Place limits on dividends and enter into other payment restrictions affecting certain subsidiaries;

•	Enter into transactions with stockholders or affiliates;

•	Create or incur liens;

•	Enter into sale-leaseback transactions;

•	Guarantee indebtedness;

•	Merge, consolidate or sell substantially all of our assets; and

•	Issue or sell stock of certain subsidiaries.

Our failure to comply with these covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all or a portion of our outstanding indebtedness.

Payments on our Indebtedness will Require a Significant Amount of Cash. Our Ability to Meet our Cash Requirements and Service our Indebtedness is Impacted by many Factors that are Outside of our Control.

We expect to obtain the funds to pay our expenses and to pay the amounts due under the $200 million aggregate principal amount of 11.75% Senior Secured Notes due 2015 primarily from our operations. Our ability to meet our expenses and make these payments thus depends on our future performance, which will be affected by financial, business, economic and other factors, many of which we cannot control. Our business may not generate sufficient cash flow from operations in the future and our currently anticipated growth in revenue and cash flow may not be realized, either or both of which could result in our being unable to repay indebtedness, including the 11.75% Senior Secured Notes due 2015, or to fund other liquidity needs. If we do not have sufficient cash resources in the future, we may be required to refinance all or part of our then existing indebtedness, sell assets or borrow more money. We cannot assure you that we will be able to accomplish any of these alternatives on terms acceptable to us or at all. In addition, the terms of existing or future debt agreements may restrict us from adopting any of these alternatives. Our failure to generate sufficient cash flow or to achieve any of these alternatives could materially adversely affect the value of the notes and our ability to pay the amounts due under the notes. See the section captioned “Liquidity and Capital Resources” in the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Merge Healthcare incorporated herein by reference.

Our Future Capital Needs are Uncertain and our Ability to Access Additional Financing may be Negatively Impacted by the Volatility and Disruption of the Capital and Credit Markets and Adverse Changes in the Global Economy.

Our capital requirements in the future will depend on many factors, including:

•	Acceptance of and demand for our products;

•	The extent to which we invest in new technology and product development;

•	The costs of developing new products, services or technologies;

•	Our interest and principal payment obligations under the indebtedness that we will incur in connection with the Combination;

•	The number and method of financing of acquisitions and other strategic transactions; and

•	The costs associated with the growth of our business, if any.

We must continue to enhance and expand our product and service offerings in order to maintain our competitive position, satisfy our working capital obligations and increase our market share. We have in the past required substantial capital infusions. For example, in June 2008, we borrowed $20.0 million from Merrick RIS, LLC (Merrick RIS), an affiliate of Merrick Ventures, LLC (Merrick Ventures), in exchange for a $15.0 million senior secured term note (which was repaid in full on November 18, 2009) and 21,085,715 shares of our common stock. Our ability to incur additional indebtedness in the future may be difficult or on disadvantageous terms. We currently do not have a credit facility and such a facility may be difficult to obtain in the future given the amount of indebtedness that we incurred in connection with our acquisition of AMICAS and future market conditions. In addition, AMICAS has experienced net losses in each of the last three fiscal years. AMICAS had net losses of $4.0 million, $30.1 million (including impairment charges of $27.5 million), and $0.9 million for the years ended December 31, 2009, 2008 and 2007, respectively. Unless we can achieve cash flow levels sufficient to support our operations, we may require additional borrowings or the sale of debt or equity securities, sale of non-strategic assets, or some combination thereof, to provide funding for our operations. Our ability to borrow in the future is dependent upon our ability to manage business operations and generate sufficient cash flows to service such indebtedness. If we are unable to generate sufficient working capital or obtain alternative financing, we may not be able to borrow or otherwise obtain additional funds to finance our operations when needed, our financial condition and operating results would be materially adversely affected.

If adverse global economic conditions persist or worsen, we could experience a decrease in cash flows from operations and may need additional financing to fund operations. Due to the existing uncertainty in the capital markets (including debt, private equity, venture capital and traditional bank lending), access to additional debt or equity may not be available on acceptable terms or at all. In addition, the terms of the notes being offered hereby may restrict our ability to incur additional indebtedness. If we cannot raise funds on acceptable terms when necessary, we may not be able to develop or enhance products and services, execute our business plan, take advantage of future opportunities or respond to competitive pressures or unanticipated customer requirements.

Healthcare Industry Consolidation could Impose Pressure on our Software Prices, Reduce our Potential Client Base and Reduce Demand for our Software.

Many hospitals and imaging centers have consolidated to create larger healthcare enterprises with greater market power. If this consolidation trend continues, it could reduce the size of our potential customer base and give the resulting enterprises greater bargaining power, which may lead to erosion of the prices for our software. In addition, when hospitals and imaging centers combine, they often consolidate infrastructure, and consolidation of our customers could erode our revenue base.

We may Experience Significant Fluctuations in Revenue Growth Rates and Operating Results.

We may not be able to accurately forecast our growth rate. We base expense levels and investment plans on sales estimates and review all estimates on a quarterly basis. Many of our expenses and investments are fixed and we may not be able to adjust spending quickly enough if sales are lower than expected.

Our revenue growth may not be sustainable and our percentage growth rates may decrease or fluctuate significantly. Our revenue and operating profit growth depends on the continued growth of demand for our products and services offered through us or our OEM and VAR customers, and our business is affected by general economic and business conditions worldwide. A softening of demand, whether caused by changes in customer preferences or a weakening of the U.S. or global economies, may result in decreased revenue or growth.

Our net sales and operating results will also fluctuate for many other reasons, including due to risks described elsewhere in this section and the following:

•	Demand for our software solutions and services;

•	Our sales cycle;

•	Economic cycles;

•	The level of reimbursements to our end-user customers from government sponsored healthcare programs (principally, Medicare and Medicaid);

•	Accounting policy changes mandated by regulating entities;

•	Delays due to customers’ internal budgets and procedures for approving capital expenditures, by competing needs for other capital expenditures and the deployment of new technologies and personnel resources;

•	Our ability to retain and increase sales to existing customers, attract new customers and satisfy our customers’ demands;

•	Our ability to fulfill orders;

•	The introduction of competitive products and services;

•	Price decreases;

•	Changes in the usage of the Internet and eCommerce, including in non-U.S. markets;

•	Changes to regulatory approval processes and/or requirements;

•	Timing, effectiveness and costs of expansion and changes in our systems and infrastructure;

•	The outcomes of legal proceedings and claims involving us; and

•	Variations in the mix of products and services offered by us.

Delays in the expected sales or installation of our software may have a significant impact on our anticipated quarterly revenues and, consequently, our earnings since a significant percentage of expenses are relatively fixed. Additionally, we sometimes depend, in part, upon large contracts with a small number of OEM customers to meet sales goals in any particular quarter. Delays in the expected sales or installation of solutions under these large contracts may have a significant impact on our quarterly net sales and consequently our earnings, particularly because a significant percentage of expenses are fixed.

The Length of our Sales and Implementation Cycles may Adversely Affect our Operating Results.

We have experienced long sales and implementation cycles. How and when to implement, replace, expand or substantially modify medical imaging management software, or to modify or add business processes, are major decisions for our end-user target market. The sales cycle for our software ranges from six to 18 months or more from initial contact to contract execution. Our end-user implementation cycle has generally ranged from three to nine months from contract execution to completion of implementation. During the sales and implementation cycles, we will expend substantial time, effort and resources preparing contract proposals, negotiating the contract and implementing the software, and may not realize any revenues to offset these expenditures. Additionally, any decision by our customers to delay or cancel purchases or the implementation of our software may adversely affect net sales.

We Operate in Competitive Markets, which may Adversely Affect our Market Share and Financial Results.

Some of our competitors are focused on sub-markets within targeted industries, while others have significant financial and information-gathering resources with recognized brands, technological expertise and market experience. We believe that competitors are continuously enhancing their products and services, developing new products and services and investing in technology to better serve the needs of their existing customers and to attract new customers.

We face competition in specific industries and with respect to specific offerings. We may also face competition from organizations and businesses that have not traditionally competed with us, but that could adapt their products and services to meet the demands of our customers. Increased competition may require us to reduce the prices of our offerings or make additional capital investments that would adversely affect margins. If we are unable or unwilling to do so, we may lose market share in target markets and our financial results may be adversely affected.

We Face Aggressive Competition in Many Areas, and our Business will be Harmed if we Fail to Compete Effectively.

The markets for medical imaging solutions are highly competitive and subject to rapid technological change. We may be unable to maintain our competitive position against current and potential competitors. Many of our current and potential competitors have greater financial, technical, product development, marketing and other resources, and we may not be able to compete effectively with them. In addition, new competitors may emerge and our system and software solution offerings may be threatened by new technologies or market trends that reduce the value of our solutions.

We often compete with our OEM customers’ own internal software engineering groups. The size and competency of these groups may create additional competition. In the area of Radiology Information Systems (RIS) and Picture Archiving and Communication Systems (PACS) workflow applications, many competitors offer portions of an integrated radiology solution through their RIS and PACS. Additionally, certain competitors are integrating RIS and PACS technologies through development, partnership and acquisition activities.

The development and acquisition of additional products, services and technologies, and the improvement of our existing products and services, require significant investments in research and development. For example, our current product candidates are in various stages of development and may require significant further research, development, pre-clinical or clinical testing, regulatory approval and commercialization. If we fail to successfully sell new products and update existing products, our operating results may decline as existing products reach the end of their commercial life cycles.

If We Are Unable to Successfully Identify or Effectively Integrate Acquisitions, our Financial Results may be Adversely Affected.

We have in the past and may in the future acquire and make investments in companies, products or technologies that we believe complement or expand our existing business and assist in quickly bringing new products to market. In addition to the Combination, in 2009 we completed two significant acquisitions, etrials Worldwide, Inc. on July 20, 2009, and Confirma, Inc. on September 1, 2009. There can be no assurance that we will be able to identify suitable candidates for successful acquisitions at acceptable prices. In addition, our ability to achieve the expected returns and synergies from past and future acquisitions and alliances depends in part upon our ability to integrate the offerings, technology, administrative functions, and personnel of these businesses into our business in an efficient and effective manner. We cannot predict whether we will be successful in integrating acquired businesses or that our acquired businesses will perform at anticipated levels. In addition, our past and future acquisitions may subject us to unanticipated risks or liabilities, or disrupt operations and divert management’s attention from day-to-day operations. In addition, we may use our capital stock to acquire acquisition targets, which could be dilutive to the existing stockholders and cause a decline in the price of our common stock.

In making or attempting to make acquisitions or investments, we face a number of risks, including risks related to:

•	Identifying suitable candidates, performing appropriate due diligence, identifying potential liabilities and negotiating acceptable terms;

•	Reducing our working capital and hindering our ability to expand or maintain our business, if acquisitions are made using cash;

•	The potential distraction of our management, diversion of our resources and disruption to our business;

•	Retaining and motivating key employees of the acquired companies;

•	Managing operations that are distant from our current headquarters and operational locations;

•	Entering into industries or geographic markets in which we have little or no prior experience;

•	Competing for acquisition opportunities with competitors that are larger or have greater financial and other resources than us;

•	Accurately forecasting the financial impact of a transaction;

•	Assuming liabilities of acquired companies, including existing or potential litigation related to the operation of the business prior to the acquisition;

•	Maintaining good relations with the customers and suppliers of the acquired company; and

•	Effectively integrating acquired companies and achieving expected synergies.

In addition, any acquired business, products or technologies may not generate sufficient revenue and net income to offset the associated costs of such acquisitions, and such acquisitions could result in other adverse effects.

Moreover, from time to time, we may enter into negotiations for the acquisition of businesses, products or technologies but be unable or unwilling to consummate the acquisitions under consideration. This can be expensive and could cause significant diversion of managerial attention and resources.

Our Acquisitions could Trigger Certain Provisions Contained in Agreements Between Third Parties and Acquired Companies that could Permit Such Parties to Terminate that Agreement.

The companies we acquire may be a party to agreements that permit a counter-party to terminate an agreement or receive payments because the acquisition would cause a default or violate an anti-assignment, change of control or similar clause in such agreements. If this happens, we may have to seek to replace that agreement with a new agreement or make additional payments under such agreements. However, we may be unable to replace a terminated agreement on comparable terms or at all. Depending on the importance of such agreement to the acquired business, the failure to replace a terminated agreement on similar terms or at all, and requirements to pay additional amounts, may increase our costs of operating the acquired business or prevent us from operating the acquired business.

We have Incurred and may Continue to Incur Significant Costs Associated with Acquisition Activities.

In the year ended December 31, 2009 and six months ended June 30, 2010, we incurred $1.2 million and $8.4 million of acquisition related costs, respectively. We expect to incur approximately $30.1 million of costs related to the Combination and related financings, including $20.4 million of acquisition related costs due to the Combination. All such direct acquisition costs are expensed as incurred by us. In addition, we often are required to incur charges to operations in the quarters following an acquisition to reflect costs associated with integrating acquired companies. We may incur additional material charges in subsequent quarters associated with acquisitions. We anticipate that our acquisition activities will require significant cash outflows directly related to completing acquisitions as well as costs related to integration efforts. If the benefits of an acquisition do not exceed the costs of integrating the businesses, our financial results may be adversely affected.

A Portion of our Business Relies Upon a Network of Independent Contractors and Distributors Whose Actions could have an Adverse Effect on our Business.

We obtain some critical information from independent contractors. In addition, we rely on a network of VAR’s and distributors to sell our offerings in locations where we do not maintain a sales office or sales team. These independent contractors and distributors are not our employees. As a result, we have limited ability to monitor and direct their activities. The loss of a significant number of these independent contractors or dealers could disrupt our sales, marketing and distribution efforts. Furthermore, if any actions or business practices of these individuals or entities violate our policies or procedures or otherwise are deemed inappropriate or illegal, we could be subject to litigation, regulatory sanctions or reputation damage, any of which could adversely affect our business and require us to terminate relationships with them.

Our Investments in Technology may not be Sufficient and may not Result in an Increase in our Revenues or Decrease in our Operating Costs.

As the technological landscape continues to evolve, it may become increasingly difficult for us to make timely, cost-effective changes to our offerings in a manner that adequately differentiates them from those of our competitors. We cannot provide any assurance that our investments have been or will be sufficient to maintain or improve our competitive position or that the development of new or improved technologies and products by our competitors will not have a material adverse effect on our business.

Our Performance and Future Success Depends on our Ability to Attract, Integrate and Retain Qualified Technical, Managerial and Sales Personnel.

We are dependent, in part, upon the services of our senior executives and other key business and technical personnel. We do not currently maintain key-man life insurance on our senior executives. The loss of the services of any of our senior executives or key employees could have a material adverse effect on our business. Our commercial success will depend upon, among other things, the successful recruiting and retention of highly skilled technical, managerial and sales personnel with experience in similar business activities. Competition for the type of highly skilled individuals that we seek is intense. We may not be able to retain existing key employees or be able to find, attract and retain skilled personnel on acceptable terms.

We may not be Able to Adequately Protect our Intellectual Property Rights or may be Accused of Infringing Intellectual Property Rights of Third Parties.

We regard our trademarks, service marks, copyrights, patents, trade secrets, proprietary technology and similar intellectual property as critical to our success. We rely on trademark, copyright and patent law, trade secret protection and confidentiality and/or license agreements with employees, customers and others to protect our proprietary rights. Most of the AMICAS software technology is not patented and existing copyright laws offer only limited practical protection. Effective intellectual property protection may not be available in every country in which our products and services are made available. We also may not be able to acquire or maintain appropriate intellectual property rights in all countries where we do business.

We may not be able to discover or determine the extent of any unauthorized use of our proprietary rights. Third parties that license our proprietary rights also may take actions that diminish the value of these rights. Such claims, whether or not meritorious, may result in the expenditure of significant financial and managerial resources, injunctions against us or the payment of damages. We may need to obtain licenses from third parties who allege that we have infringed on their rights, but such licenses may not be available on terms acceptable to us or at all. In addition, we may not be able to obtain or utilize on favorable terms, or at all, licenses or other rights with respect to intellectual property we do not own in providing services under commercial agreements. These risks have been amplified by the increase in third parties whose sole or primary business is to assert such claims.

We also rely on proprietary know how and confidential information and employ various methods, such as entering into confidentiality and non-compete agreements with our current employees and with certain third parties to whom we have divulged proprietary information to protect the processes, concepts, ideas and documentation associated with our solutions. Such methods may not afford sufficient protection, and we may not be able to protect trade secrets adequately or ensure that other companies would not acquire information that we consider proprietary.

We have Foreign Exchange Rate Risk.

Our international operating results are exposed to foreign exchange rate fluctuations. While the functional currency of most of our international operations is the U.S. Dollar, certain account balances are maintained in the local currency. Upon remeasurement of such accounts or through normal operations, results may differ materially from expectations, and we may record significant gains or losses on the remeasurement of such balances. As we expand international operations, our exposure to exchange rate fluctuations may increase.

We may not be Successful in our Efforts to Expand into International Markets.

Our international activities are significant to our revenues and profits, and we plan to further expand internationally. In 2009, our international revenues were $15.5 million, or about 23% of total revenues. We also hope to expand the international revenues of the AMICAS business after the Combination. We have relatively little experience operating in these or future markets and may not benefit from any first-to-market advantages or otherwise succeed. It is costly to establish, develop and maintain international operations and websites and promote our brand internationally. Our international operations may not be profitable on a sustained basis.

In addition to risks described elsewhere in this section, our international sales and operations are subject to a number of risks, including:

•	Local economic and political conditions;

•	Foreign government regulation of healthcare and government reimbursement of health services;

•	Local restrictions on sales or distribution of certain products or services and uncertainty regarding liability for products and services;

•	Local import, export or other business licensing requirements;

•	Local limitations on the repatriation and investment of funds and foreign currency exchange restrictions;

•	Shorter payable and longer receivable cycles and the resultant negative impact on cash flow;

•	Local laws and regulations regarding data protection, privacy, network security and restrictions on pricing;

•	Difficulty in staffing, developing and managing foreign operations as a result of distance, language and cultural differences;

•	Different employee/employer relationships and the existence of workers’ councils and labor unions;

•	Laws and policies of the U.S. and other jurisdictions affecting trade, foreign investment, loans and taxes; and

•	Geopolitical events, including war and terrorism.

Litigation or Regulatory Actions could Adversely Affect our Financial Condition.

From April 2006 to November 2009, we were subject to a formal SEC investigation related to our announcement, on March 17, 2006, that we would investigate allegations of improprieties related to financial reporting and revise our results of operations for the fiscal quarters ended June 30, 2005, and September 30, 2005. On November 4, 2009, the SEC filed a Complaint in a settled proceeding in federal court charging Merge with record-keeping violations but did not charge Merge with fraud or assess any civil penalty against Merge. The federal court enjoined Merge from making any future violations of the reporting, record-keeping and internal controls provisions under the Securities Exchange Act of 1934. In addition, two of Merge’s former executives were charged with accounting fraud in the Complaint.

On June 1, 2009, we were served with a Summons and Complaint in the Milwaukee County Circuit Court, State of Wisconsin, captioned William C. Mortimore and David M. Nosay v. Merge Technologies Inc. n/k/a Merge Healthcare Inc. [sic], Case Number 09CV008356, Case Code 30301. The case arises from our termination of Mortimore’s and Nosay’s employment and our subsequent refusal to indemnify them with respect to litigation related to their service as officers of Merge Healthcare. The Complaint alleges that we breached their employment agreements, unreasonably refused their requests for indemnification and breached other covenants of good faith and fair dealing. The Complaint requests an order that they are entitled to indemnification under Wisconsin Statute Section 180.0851(2), seeks unspecified monetary damages and includes a demand for a jury trial. Discovery in this case is on-going. We have retained litigation counsel and intend to continue to vigorously defend this action. However, any adverse outcome could negatively impact our business and operating results.

In January, 2010, a purported stockholder class action complaint was filed in the Superior Court of Suffolk County, Massachusetts in connection with AMICAS’ proposed acquisition by Thoma Bravo, LLC (the “Thoma Bravo Merger”), entitled Progress Associates, on behalf of itself and all others similarly situated v. AMICAS, Inc., et al., Civil Action No. 10-0174. In March, 2010, because the Company had terminated the Thoma Bravo Merger and agreed to be acquired by us, the Court dismissed the plaintiffs’ claims as moot. Subsequently, counsel to the plaintiffs filed an application for approximately $5 million of attorneys fees for its work on this case, which fee petition AMICAS has opposed. A court hearing on the fee petition was held on August 4, 2010, but the court did not set a date for the issuance of a ruling. We have retained litigation counsel, tendered defense of this matter to our appropriate insurers and intend to continue to vigorously defend the fee petition. However, any adverse outcome could negatively impact our business and operating results.

As a result of lawsuits and regulatory matters, including the matter discussed above, we have incurred and may continue to incur substantial expenses. In addition to the matter discussed above, we are, from time to time, parties to legal proceedings, lawsuits and other claims incident to our business activities. Such matters may include, among other things, assertions of contract breach or intellectual property infringement, claims for indemnity arising in the course of our business and claims by persons whose employment has been terminated. Such matters are subject to many uncertainties and outcomes are not predictable with assurance. The defense of these actions may be both time consuming and expensive. If any of these legal proceedings were to result in an unfavorable outcome, it could have a material adverse effect on our business, financial position and results of operations.

We may be Subject to Product Liability Claims if People or Property are Harmed by the Products and Services that we Sell.

Some of the products we sell or manufacture may expose us to product liability claims relating to personal injury, death or environmental or property damage and may require product recalls or other actions. Certain third parties, primarily our customers, also sell products or services using our products. This may increase our exposure to product liability claims. Although we maintain liability insurance, we cannot be certain that coverage will be adequate for liabilities actually incurred or that insurance will continue to be available on economically reasonable terms or at all. In addition, some of our agreements with vendors and sellers do not indemnify us from product liability.

We Provide Customers with Certain Warranties that could Result in Higher Costs than Anticipated.

Software products such as ours that are used in a wide range of clinical and health information systems settings may contain a number of errors or “bugs,” especially early in their product life cycle. Our products include clinical information systems used in patient care settings where a low tolerance for errors or bugs exists. Testing of products is difficult due to the wide range of environments in which systems are installed. The discovery of defects or errors in our software products or in our implementation of integrated solutions may cause delays in product delivery, poor client references, payment disputes, contract cancellations or additional expenses and payments to rectify problems. Any of those factors may result in delayed acceptance of, or the return of, our software products.

We Depend on Licenses from Third Parties for Rights to Some Technology we use, and if we are Unable to Continue these Relationships and Maintain our Rights to this Technology, our Business could Suffer.

Some of the technology used in our software depends upon licenses from third party vendors. These licenses typically expire within one to five years, can be renewed only by mutual consent and may be terminated if we breach the license and fail to cure the breach within a specified period of time. We may not be able to continue using the technology made available to us under these licenses on commercially reasonable terms or at all. As a result, we may have to discontinue, delay or reduce software shipments until we obtain equivalent technology, which could hurt our business. Most of our third party licenses are nonexclusive. Our competitors may obtain the same right to use any of the technology covered by these licenses and use the technology to compete directly with us. In addition, if our vendors choose to discontinue support of the licensed technology in the future or are unsuccessful in their continued research and development efforts, particularly with regard to the Microsoft Windows/Intel platform on which most of our products operate, we may not be able to modify or adapt our own software.

We are Subject to Government Regulation, Changes to which could Negatively Impact our Business.

We are subject to regulation in the U.S. by the Food and Drug Administration (FDA), including periodic FDA inspections, in Canada under Health Canada’s Medical Devices Regulations, and in other countries by corresponding regulatory authorities. We may be required to undertake additional actions in the U.S. to comply with the Federal Food, Drug and Cosmetic Act (FDCA Act), regulations promulgated under the FDCA Act, and any other applicable regulatory requirements. For example, the FDA has increased its focus on regulating computer software intended for use in a healthcare setting. If our software solutions are deemed to be actively regulated medical devices by the FDA, we could be subject to more extensive requirements governing pre- and post-marketing activities. Complying with these regulations could be time consuming and expensive, and may include:

•	Requiring us to receive FDA clearance of a pre-market notification submission demonstrating substantial equivalence to a device already legally marketed, or to obtain FDA approval of a pre-market approval application establishing the safety and effectiveness of the software;

•	Requiring us to comply with rigorous regulations governing the pre-clinical and clinical testing, manufacture, distribution, labeling and promotion of medical devices; and

•	Requiring us to comply with the FDCA Act regarding general controls, including establishment registration, device listing, compliance with good manufacturing practices, reporting of specified malfunctions and adverse device events.

Similar obligations may exist in other countries in which we do business, including Canada. Any failure by us to comply with other applicable regulatory requirements, both domestic and foreign, could subject us to a number of enforcement actions, including warning letters, fines, product seizures, recalls, injunctions, total or partial suspensions of production, operating restrictions or limitations on marketing, refusals of the government to grant new clearances or approvals, withdrawals of marketing clearances or approvals and civil and criminal penalties.

Changes in Federal and State Regulations Relating to Patient Data could Depress the Demand for our Software and Impose Significant Software Redesign Costs.

Federal regulations under the Health Insurance Portability and Accountability Act (HIPAA) impose national health data standards on healthcare providers that conduct electronic health transactions, healthcare clearinghouses that convert health data between HIPAA compliant and non-compliant formats and health plans. Collectively, these groups are known as covered entities. The HIPAA regulations prescribe transaction formats and code sets for electronic health transactions, protect individual privacy by limiting the uses and disclosures of individually identifiable health information and require covered entities to implement administrative, physical and technological safeguards to ensure the confidentiality, integrity, availability and security of individually identifiable health information in electronic form. Although we are not a covered entity, most of our customers are, and they require that our software and services adhere to HIPAA regulations. Any failure or perceived failure of our software or services to meet HIPAA regulations could adversely affect demand for our software and services and potentially require us to expend significant capital, research and development and other resources to modify our software or services to address the privacy and security requirements of our clients.

States and foreign jurisdictions have adopted, or may adopt, privacy standards that are similar to or more stringent than the federal HIPAA privacy regulations. This may lead to different restrictions for handling individually identifiable health information. As a result, our customers may demand IT solutions and services that are adaptable to reflect different and changing regulatory requirements, which could increase our development costs. In the future, federal, state or foreign governmental authorities may impose new data security regulations or additional restrictions on the collection, use, transmission and other disclosures of health information. We cannot predict the potential impact that these future rules may have on our business; however, the demand for our software and services may decrease if we are not able to develop and offer software and services that can address the regulatory challenges and compliance obligations facing our clients.

Recently Enacted Healthcare Reform Legislation may have a Negative Impact on our Business. Among other things, Reductions in Medicare and Medicaid Reimbursement Rates for Imaging Procedures and Professional Services could Negatively Affect Revenues of our Hospital and Imaging Clinic Customers, which could Reduce our Customers’ Ability to Purchase our Software and Services.

The U.S. Congress recently enacted far-reaching health system reform legislation that could have a negative impact on our business. While the impact of the legislation is difficult to predict, the legislation will increase pressure to control spending in government programs (e.g., Medicare and Medicaid) and by third party payors. The ability of customers to obtain appropriate reimbursement for imaging services they provide from these programs and payors is critical to the success of our company. One specific change included in the health reform legislation increases the equipment utilization assumption, which is part of the practice expense component of the technical part of the reimbursement rate, for MRI and CT services to 75 percent from 50 percent over a 4-year transition period. These changes in the utilization rate once fully implemented have the potential to dramatically decrease technical reimbursements for radiology procedures, and could have a particularly negative impact on hospitals and imaging clinics in rural regions of the country where utilization rates are naturally lower. A second significant potential reimbursement change relates to the Sustainable Growth Rate (SGR) component of the Medicare Physician Fee Schedule. The SGR is part of the update factor process used to set the annual rate of growth in allowed expenditures, and is determined by a formula specified by Congress. Because the annual calculation of the SGR would have led to reimbursement reductions that Congress found unacceptable, every year Congress has interceded to delay the implementation of this statutory SGR update factor. While these changes have provided temporary reimbursement relief, because of the significant budgetary impacts, Congress has left the SGR formula, thereby allowing annual unimplemented payment reductions to accumulate in the Medicare statute. As a result, for 2010, if this SGR had been allowed to be implemented, it would have caused a reduction in the update adjustment factor of 21.3 percent in the calculation of the Physician Fee Schedule. The Congress and Obama administration are currently considering legislation to attempt to fix or delay this problem, but the prospects for enactment remain uncertain. The changes being considered have the potential to negatively impact the professional component of reimbursement.

Changes related to the equipment utilization assumption and the SGR calculation could result in a reduction in software and service procurement of our customers, and have a material adverse effect on our revenues and operating results.

If we Fail to Manage Future Growth Effectively, we may be Unable to Execute our Business Plan, Maintain High Levels of Service or Address Competitive Challenges Adequately.

We plan to expand our business.  We anticipate that this expansion will require substantial management effort and significant additional investment in infrastructure, service offerings and service center expansion. In addition, we will be required to continue to improve our operational, financial and management controls and our reporting procedures. Our future growth will place a significant strain on managerial, administrative, operational, financial and other resources. If we are unable to manage growth successfully, our business will be harmed.

The Pro Forma Financial Statements Included or Incorporated by Reference Herein are not Necessarily Indicative of the Combined Company’s Financial Condition or Results of Operations Following the Combination.

The pro forma financial statements included or incorporated by reference in this prospectus are presented for illustrative purposes only and may not be indicative of the combined company’s financial condition or results of operations following the Combination. The pro forma financial statements have been derived from the historical financial statements of Merge and AMICAS, including their significant 2009 acquisitions, and many adjustments and assumptions have been made regarding the combined company after giving effect to the Combination. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with complete accuracy. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the combined company in connection with the Combination. For example, the impact of any incremental costs incurred in integrating the two companies is not reflected in the pro forma financial statements. As a result, the actual financial condition and results of operations of the combined company following the Combination may not be consistent with, or evident from, these pro forma financial statements.

The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Combination. Any potential decline in the combined company’s financial condition or results of operations could have a material adverse effect on our business.

If New and Existing AMICAS Products, Including Product Upgrades, and Services do not Achieve and Maintain Sufficient Market Acceptance, our Business, Financial Condition, Cash Flows, Revenues, and Operating Results will Suffer.

The success of our business depends and will continue to depend in large part on the market acceptance of:

•	AMICAS’ existing products and services, such as AMICAS’ One Suite products, and related product and service offerings;

•	new AMICAS products and services, such as AMICAS Dashboards, AMICAS Financials and RadStream; and

•	enhancements to existing products, support and services, including AMICAS ECM, AMICAS VERICIS, and AMICAS PACS.

There can be no assurance that customers will accept any of these products, product upgrades, support or services. In addition, even if customers accept these products and services initially, we cannot assure you that they will continue to purchase our products and services at levels that are consistent with, or higher than, past quarters. Customers may significantly reduce their relationships with us or choose not to expand their relationship with us. In addition, any pricing strategy that we implement for any of our products, product upgrades, or services may not be economically viable or acceptable to our target markets. Failure to achieve or to sustain significant penetration in our target markets with respect to any of these products, product upgrades, or services could have a material adverse effect on our business.

Achieving and sustaining market acceptance for these products, product upgrades and services is likely to require substantial marketing and service efforts and the expenditure of significant funds to create awareness and demand by participants in the healthcare industry. In addition, deployment of new or newly integrated products or product upgrades may require the use of additional resources for training our existing sales force and customer service personnel and for hiring and training additional sales and customer service personnel. There can be no assurance that the revenue opportunities for new products, product upgrades and services will justify the amounts that we spend for their development, marketing and rollout.

If we are unable to sell new and next-generation software products to healthcare providers that are in the market for healthcare information and/or image management systems, such inability will likely have a material adverse effect on our business, revenues, operating results, cash flows and financial condition. If anticipated software sales and services do not materialize, or if we lose customers or experience significant declines in orders from customers, our revenues would decrease over time due to the combined effects of attrition of existing customers and a shortfall in new client additions.

AMICAS Relies on Some of its Existing Customers to Serve as Reference Sites for it in Developing and Expanding Relationships with Other Customers and Potential Customers, and if the Customers Who Serve as Reference Sites Become Unwilling to do so following the Combination, our Ability to Obtain New Customers or to Expand Customer Relationships could be Materially Harmed.

As an integral part of the process of establishing new client relationships and expanding existing relationships, AMICAS relies on current clients who agreed to serve as reference sites for potential customers of its products and services. The reference sites allow potential customers to observe the operation of its products and services in a true-to-life environment and to ask questions of actual customers concerning the functionality, features and benefits of its product and service offerings. We cannot assure you that these sites will continue to be willing to serve as reference sites following the Combination, nor that the availability of the reference sites will be successful in establishing or expanding relationships with existing or new customers. If we lose reference sites and are unable to establish new ones in a timely manner, this could have a material adverse effect on our business and results of operations.

If the Marketplace Demands Subscription Pricing, Application Service Provider (ASP) Delivered Offerings or Software as a Service (SAAS) Delivered Offerings, our Revenues may be Adversely Impacted.

AMICAS currently derives a substantial portion of its revenues from traditional perpetual software license, maintenance and service fees, as well as from the resale of computer hardware. Its revenues from application service provider and/or software as a service are immaterial. Increased marketplace demands for subscription pricing, multi-year financing arrangements, application service provider offerings and/or software as a service offering, may cause us to adjust our strategy accordingly by offering a higher percentage of AMICAS products and services on such terms. Shifting to subscription pricing, multi-year financing arrangements, application service provider and/or software as a service offerings could materially adversely impact our financial condition, cash flows and quarterly and annual revenues and results of operations, as our revenues could continue to be negatively impacted.

Our Inability to Renew, or Make Material Modifications to, Agreements with AMICAS’ Third-Party Product and Service Providers could Lead to a Loss of Customers and have a Negative Impact on our Revenues.

Some of AMICAS’ customers demand the ability to acquire a variety of products from one provider. Some of these products are not currently owned or developed by AMICAS. Through agreements with third parties, AMICAS currently resells the desired hardware, software and services to these customers. However, in the event these agreements are not renewed or are renewed on less favorable terms, we could lose sales to competitors who market the desired products to these customers or recognize less revenue. If we do not succeed in maintaining these relationships with such third-party providers, our business could be harmed.

AMICAS Depends on its Partners and Suppliers for Delivery of Electronic Data Interchange (e.g., Insurance Claims Processing and Invoice Printing Services), Commonly Referred to as EDI, Hardware Maintenance Services, Third-Party Software or Software or Hardware Components of its Offerings, and Sales Lead Generation. Any Failure, Inability or Unwillingness of these Suppliers to Perform these Services or Provide their Products could Negatively Impact our Customers’ Satisfaction and our Revenues.

AMICAS uses various third-party suppliers to provide its customers with Electronic Data Interchange (EDI) transactions and on-site hardware maintenance. EDI revenues would be particularly vulnerable to a supplier failure because EDI revenues are earned on a daily basis. AMICAS relies on numerous third-party products that are made part of its software offerings and/or that it resells. Although other vendors are available in the marketplace to provide these products and services, it would take time to switch suppliers. If these suppliers were unable or unwilling to perform such services or provide their products or if the quality of these services or products declined, it could have a negative impact on our customers’ satisfaction and result in a decrease in revenues, cash flows and operating results.

AMICAS’ Systems may be Vulnerable to Security Breaches and Viruses.

The success of AMICAS’ strategy to offer its products depends on the confidence of its customers in its ability to securely transmit confidential information. AMICAS’ products rely on encryption, authentication and other security technology licensed from third parties to achieve secure transmission of confidential information. We may not be able to stop unauthorized attempts to gain access to or disrupt the transmission of communications by our customers. Some AMICAS customers have had their use of AMICAS software significantly impacted by computer viruses. Anyone who is able to circumvent our security measures could misappropriate confidential user information or interrupt our operations and those of our customers. In addition, our products may be vulnerable to viruses, physical or electronic break-ins, and similar disruptions. Any failure to provide secure electronic communication services could result in a lack of trust by our customers, causing them to seek out other vendors, and/or damage our reputation in the market, making it difficult to obtain new customers. Moreover, any such failure could cause us to be sued. Even if these lawsuits do not result in any liability to us, defending against and investigating these lawsuits could be expensive and time-consuming, and could divert personnel and other resources from our business.

Risks Related to the Offering and Our Common Stock

Shares of our Common Stock Eligible for Public Sale may have a Negative Impact on the Market Price of our Commons Stock, and Dilute our Stockholders’ Percentage Ownership and Voting Power.

Sales of a substantial number of shares of our common stock in the public market, or the perception that these sales may occur, could cause the market price of our common stock to decline. In addition, the sale of these shares could impair our ability to raise capital, should we wish to do so, through the sale of additional common or preferred stock.

As of the close of business on August 31, 2010, we had 83,268,608 shares of common stock outstanding, including shares registered for resale in this registration statement. Upon the filing of the registration statement, of which this prospectus forms a part, the 7,515,000 shares registered for resale under this prospectus will become freely tradable, subject only to certain contractual restrictions on resale to which the selling stockholders are subject. These contractual restrictions, are described in further detail in this prospectus under “Selling Stockholders.”

As of August 31, 2010, we had outstanding options to purchase 6,733,079 shares of our common stock, of which 2,505,346 options were then exercisable. Future sales of shares of our common stock by existing holders of our common stock or by holders of outstanding options, upon the exercise thereof, could have a negative impact on the market price of our common stock. As additional shares of common stock become available for resale in the public market pursuant to the registration statement and exercise of options, the market supply of shares of common stock will increase, which could also decrease its market price.

We are unable to estimate the number of shares that may be sold because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any sale of substantial amounts of our common stock or other securities in the open market may adversely affect the market price of such securities and may adversely affect our ability to obtain future financing in the capital markets as well as create a potential market overhang.

Because we do not Intend to Pay Dividends, Stockholders Will Benefit from an Investment in our Stock only if it Appreciates in Trading Price.

We currently intend to retain future earnings, if any, to finance further research and development and do not expect to pay any cash dividends in the foreseeable future. As a result, the success of an investment in our common stock will depend upon any future appreciation in its trading price. There is no guarantee that our common stock will appreciate in price or even maintain the price at stockholders have purchased and will purchase shares.

The Trading Price of our Common Stock has been Volatile and may Fluctuate Substantially in the Future.

The price of our common stock has been, and may continue to be, volatile. The trading price of our common stock may continue to fluctuate widely as a result of a number of factors, some of which are not in our control, including:

•	Our ability to meet or exceed the expectations of analysts or investors;

•	Changes in our forecasts or earnings estimates by analysts;

•	Quarter-to-quarter variations in our operating results;

•	Announcements regarding clinical activities or new products by us or our competitors;

•	General conditions in the healthcare IT industry;

•	Governmental regulatory action and healthcare reform measures, including changes in reimbursement rates for imaging procedures;

•	Rumors about our performance or software solutions;

•	Uncertainty regarding our ability to service existing debt;

•	Price and volume fluctuations in the overall stock market, which have particularly affected the market prices of many software, healthcare and technology companies; and

•	General economic conditions.

In addition, the market for our common stock may experience price and volume fluctuations unrelated or disproportionate to our operating performance. These fluctuations could have a significant impact on our business due to diminished incentives for management and diminished currency for acquisitions.

There are a Limited Number of Stockholders who have Significant Control over our Common Stock, Allowing them to have Significant Influence Over the Outcome of All Matters Submitted to Stockholders for Approval, which may Conflict with our Interests and the Interests of Other Stockholders.

As of August 31, 2010, Merrick RIS and its affiliates beneficially owned 37.9% of our outstanding common stock. Michael W. Ferro, Jr., our Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members beneficially own a majority of the equity interest in Merrick RIS. Mr. Ferro also serves as the chairman and chief executive officer of Merrick RIS. Accordingly, Mr. Ferro indirectly owned or controlled the senior secured note payable and all of the shares of common stock owned by Merrick RIS. In addition, prior to joining the Company, Justin C. Dearborn, our Chief Executive Officer and a Director, served as Managing Director and General Counsel of Merrick Ventures, an affiliate of Merrick RIS. Due to its stock ownership, Merrick RIS has significant influence over our business, including the election of our directors.

In June 2008, in exchange for $20 million, we issued (i) a $15 million senior secured note payable to Merrick RIS, an affiliate of Merrick Ventures, and (ii) 21,085,715 shares of our Common Stock at a price per share of $0.35 to Merrick RIS and its affiliates. In November 2009, we completed a stock offering and used a portion of the proceeds to prepay in full our senior secured note due June 2010 held by Merrick RIS, which included all amounts owed under the note of $15.0 million and an additional amount of $3.1 million payable as a result of the prepayment of the note.

Effective as of January 1, 2009, we entered into a consulting agreement with Merrick RIS. Services provide by Merrick Ventures under the consulting agreement include investor relations, financial analysis and strategic planning. The cost of this consulting agreement in 2009 was $460,000. Effective January 1, 2010, we entered into an amendment to extend the term of the consulting agreement through December 31, 2011, and modified the payment terms from a flat fee arrangement per quarter to a per transaction or success based arrangement. As a result of the completion of the acquisition of AMICAS, we paid a $1.0 million success fee to Merrick RIS in April 2010.

On March 31, 2009, we entered into a value added reseller agreement with Merrick Healthcare Solutions, LLC (Merrick Healthcare). Under terms of the agreement, Merrick Healthcare purchased software licenses from us for $400,000. Payment of the entire balance was made on the date of the agreement. We recognized $400,000 in revenue in the first quarter of 2009 related to this transaction.

In February 2010, we entered into a VAR agreement with Merrick Healthcare under which we may market, resell, or supply certain of their products and services. Under terms of the agreement, products and services will be purchased on a per unit basis from Merrick Healthcare.

On April 27, 2010, we issued to the selling stockholders an aggregate of 41,750 shares of our Series A Non-Voting Preferred Stock at a price of $627.40 per share and 7,515,000 shares of Common Stock at a price of $2.07 per share in a private placement. The proceeds of the private placement were used by us to complete our acquisition of AMICAS. Merrick RIS purchased 10,000 shares of Series A Non-Voting Preferred Stock and 1,800,000 shares of Common Stock from us in the private placement at the same purchase price per share as the other investors in the offering.

Merrick RIS also purchased, at the same purchase price per note as the other investors in the offering, $5.0 million of the $200.0 million aggregate principal amount of 11.75% Senior Secured Notes due 2015 that we issued on April 28, 2010 to complete our acquisition of AMICAS.

In addition, on July 30, 2010, we acquired substantially all of the assets of Merrick Healthcare for 500,000 shares of our common stock, which have a one-year trading restriction. As a result of the acquisition, all prior agreements between us and Merrick Healthcare have been terminated.

As a result of these relationships, the interests of Merrick RIS and its affiliates may differ from those of our other stockholders. Merrick Ventures and its affiliates are in the business of making investments in companies and maximizing the return on those investments. They currently have, and may from time to time in the future acquire, interests in businesses that directly or indirectly compete with certain aspects of our business or our suppliers’ or customers’ businesses. Merrick RIS’s significant ownership of our voting stock will enable it to influence or effectively control us. In addition, the influence of our large stockholder could impact our business strategy and also have the effect of discouraging others from attempting us to take over, thereby increasing the likelihood that the market price of the common stock will not reflect a premium for control.

Certain Provisions of our Charter and Delaware law could make a Takeover Difficult and May Prevent or Frustrate Attempts by our Stockholders to Replace or Remove our Management Team.

We have an authorized class of 1,000,000 shares of preferred stock all of which shares are undesignated except for 50,000 shares of Series A Non-Voting Preferred Stock (41,750 shares of which are issued and outstanding) and one share of authorized Series 3 Special Voting Stock (of which no shares are issued or outstanding). Shares of our authorized but unissued preferred stock may be issued by our board of directors without stockholder approval, on such terms and with such rights, preferences and designation as the board of directors may determine. Issuance of such preferred stock, depending upon the rights, preferences and designations thereof, may have the effect of delaying, deterring or preventing a change in control of us. In addition, we are subject to provisions of Delaware corporate law which, subject to certain exceptions, will prohibit us from engaging in any “business combination” with a person who, together with affiliates and associates, owns 15% or more of our common stock for a period of three years following the date that the person came to own 15% or more of our common stock, unless the business combination is approved in a prescribed manner.

These provisions of our certificate of incorporation, and of Delaware law, may have the effect of delaying, deterring or preventing a change in control, may discourage bids for our common stock at a premium over market price and may adversely affect the market price, and the voting and other rights of the holders, of our common stock. In addition, these provisions make it more difficult to replace or remove our current management team in the event our stockholders believe this would be in our best interest and the best interests our stockholders.

FORWARD-LOOKING STATEMENTS

Information both included and incorporated by reference in this prospectus and any accompanying prospectus supplements may contain forward-looking statements, concerning, among other things, our outlook, financial projections and business strategies, all of which are subject to risks, uncertainties and assumptions. These forward-looking statements are identified by their use of terms such as “intend,” “plan,” “may,” “should,” “will,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “continue,” “potential,” “opportunity,” “project” and similar terms. These statements are based on certain assumptions and analyses that each company believes are appropriate under the circumstances. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may differ materially from those expected, estimated or projected. We can not guarantee that we will achieve these plans, intentions or expectations. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to publicly update or revise any of them in light of new information, future events or otherwise.

Factors that may impact forward-looking statements include, among others, our ability to maintain the technological competitiveness of our current products, develop new products, successfully market our products, respond to competitive developments, develop and maintain partnerships with providers of complementary technologies, manage our costs and the challenges that may come with growth of our business, and attract and retain qualified sales, technical and management employees. We are also affected by the growth and regulation of the medical technology industry, including the acceptance of enterprise-wide advanced visualization by hospitals, clinics, and universities, product clearances and approvals by the United Sates Food and Drug Administration and similar regulatory bodies outside the U.S., and reimbursement and regulatory practices by Medicare, Medicaid, and private third-party payer organizations. We are also affected by the recent downturn in the U.S. and international economies and as such may be further impacted by the lack of credit available to our customers. We are affected by other factors identified in our filings with the Securities and Exchange Commission, some of which are set forth in the section entitled “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and in “Part II, Item 1A. Risk Factors,” in our quarterly reports on Form 10-Q filed subsequent to such Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplements in their entirety, as the same may be updated from time to time by our future filings under the Exchange Act. Although we have attempted to list comprehensively these important factors, we also wish to caution investors that other factors may prove to be important in the future in affecting our operating results. New factors emerge from time to time, and it is not possible for us to predict all of these factors, nor can we assess the impact each factor or combination of factors may have on our business.

These risks and uncertainties, along with the risk factors discussed under “Risk Factors” in this prospectus and any accompanying prospectus supplements, should be considered in evaluating any forward-looking statements contained in this prospectus and any accompanying prospectus supplements. All forward-looking statements speak only as of the date of this prospectus and any accompanying prospectus supplements. All subsequent written and oral forward-looking statements attributable to us or any person acting on its behalf are qualified by the cautionary statements in this section. As a result of these risks and uncertainties, readers are cautioned not to place undue reliance on the forward-looking statements included in this prospectus and any accompanying prospectus supplements or that may be made elsewhere from time to time by, or on behalf of, us. All forward-looking statements attributable to us are expressly qualified by these cautionary statements.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of shares by the selling stockholders under this prospectus and any accompanying prospectus supplements.

SELLING STOCKHOLDERS

This prospectus and any accompanying prospectus supplements relate to the resale of our common stock held by the selling stockholders listed below. The selling stockholders received the common stock offered for resale under this prospectus in our private placement of 41,750 shares of Series A Non-Voting Preferred Stock, par value $0.01 per share, at a price of $627.40 per share, and 7,515,000 shares of Common Stock, at a price of $2.07 per share, for a total purchase price of approximately $41,750,000. We used the net proceeds from the offering to finance a portion of the consideration paid in our acquisition of AMICAS.

The shares of Series A Preferred Stock and Common Stock were issued by the Company in a private placement in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”), and Rule 506 thereunder. The Securities Purchase Agreement governing the sale of Series A Preferred Stock and Common Stock restricts transfers of the Series A Preferred Stock and common stock associated with the offering. Pursuant to that restriction, from and after the date such shares are issued and until the earlier of (a) the one year anniversary of the closing of the private placement (i.e., April 28, 2011) or (b) the occurrence of a change of control of Merge, no selling stockholder may transfer any such shares to any person, other than to its affiliates, without the prior written consent of Merge.

Merrick RIS, which together with its affiliates beneficially owned 37.9% of the Company’s outstanding Common Stock as of August 31, 2010, purchased 1.8 million shares of Common Stock and 10,000 shares of Series A Preferred Stock on the same terms and conditions of the other investors in the private placement described above. Michael W. Ferro, Jr., the Company’s Chairman of the Board, and trusts for the benefit of Mr. Ferro’s family members, beneficially own a majority of the equity interest in Merrick RIS. Mr. Ferro also serves as the chairman and chief executive officer of Merrick RIS. In addition, Justin C. Dearborn, our Chief Executive Officer and a Director, served as Managing Director and General Counsel of Merrick Ventures from January 2007 until his appointment as Chief Executive Officer of Merge on June 4, 2008. See the section captioned “Certain Relationships and Related Transactions” incorporated herein by reference from our Definitive Proxy Statement for the 2010 Annual Meeting of Stockholders for a description of agreements that we have entered into with Merrick RIS, LLC and its affiliates. In addition, the selling stockholder Calm Waters Partnership purchased 1 million shares of the Company’s Common Stock in a registered direct offering in November 2009.

The shares offered hereby are being registered to permit public secondary trading as and when the selling stockholders’ contractual resale restrictions are released over time, as described below. The selling stockholders, including their donees, pledgees, transferees or other successors-in-interest, may offer all or part of the shares for resale from time to time. However, the selling stockholders are under no obligation to resell all or any portion of such shares, nor are the selling stockholders obligated to resell any shares immediately under this prospectus.

Under the terms of the Securities Purchase Agreement between us and the selling stockholders, we will pay all expenses of the registration of the shares of common stock, including SEC filing fees, except that the selling stockholders will pay all discounts and selling commissions, if any. Our expenses for the registration of the shares of common stock are estimated to be $61,000.

The table reflected below sets forth certain information known to us, based upon written representations from the selling stockholders, with respect to the beneficial ownership of our shares of common stock held by each of the selling stockholders as of August 31, 2010. Because the selling stockholders may sell, transfer or otherwise dispose of all, some or none of the shares of our common stock covered by this prospectus, we cannot determine the number of such shares that will ultimately be sold, transferred or otherwise disposed of by the selling stockholders, or the amount or percentage of shares of our common stock that will continue to be held by the selling stockholders upon termination of this or any offering hereunder or pursuant to any prospectus supplement in connection herewith. See “Plan of Distribution.” For purposes of the tables below, however, we assume that the selling stockholders will sell all their shares of common stock covered by this prospectus.

In the table, the percentage of shares beneficially owned is based on 83,268,608 shares of our common stock outstanding as of August 31, 2010, determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended. Under such rule, beneficial ownership includes any shares over which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within sixty days of such date through the exercise of any options or other rights. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares of common stock shown as beneficially owned. The business address for Merrick RIS is 233 North Michigan Avenue, Suite 2330, Chicago, Illinois 60601. The business address of each other selling stockholders is c/o Merge Healthcare Incorporated, 900 Walnut Ridge Drive, Hartland, Wisconsin 53029.

To our knowledge, none of the selling stockholders are affiliates of any broker-dealers.

	Shares Beneficially Owned		Shares	Shares to be Beneficially
	Prior to Offering		Being	Owned After Offering(1)
Selling Stockholders	Number	Percent	Offered	Number	Percent

Merrick RIS, LLC(2)	31,665,137	37.9%	1,800,000	29,865,137	35.8%
Calm Waters Partnership(3)	1,800,000	2.2%	1,800,000	—	—
John A. Canning, Jr.	900,000	1.1%	900,000		—
William J. Devers Trust(4)	180,000	*	180,000	—	—
Tim Krauskopf	180,000	*	180,000	—	—
MTT Investments L. P.(5)	135,000	*	135,000	—	—
Andrew McKenna Trust dated 12/28/88(6)	180,000	*	180,000	—	—
Richard C. Notebaert Trust U/A dated 03/06/1998(7)	180,000	*	180,000	—	—
Rodney O’Neal	180,000	*	180,000	—	—
PEAK6 Performance Management LLC(8)	540,000	*	540,000	—	—
Bruce V. Rauner	900,000	1.1%	900,000	—	—
Stateline LLC(9)	180,000	*	180,000	—	—
Mark A. Tebbe	180,000	*	180,000	—	—
Miles D. White	180,000	*	180,000	—	—

	37,380,137		7,515,000	29,865,137

*	Less than one percent

(1)	Assumes the sale of all shares offered by this Prospectus.

(2)	Michael W. Ferro, Jr., exercises voting and investment powers over these shares on behalf of this selling stockholder.

(3)	Richard S. Strong, Managing Partner, exercises voting and investment powers over these shares on behalf of this selling stockholder.

(4)	William J. Devers, Trustee, exercises voting and investment powers over these shares on behalf of this selling stockholder.

(5)	Michael Tang, exercises voting and investment powers over these shares on behalf of this selling stockholder.

(6)	Andrew McKenna, Sr., Trustee, exercises voting and investment powers over these shares on behalf of this selling stockholder.

(7)	Richard C. Notebaert, Trustee, exercises voting and investment powers over these shares on behalf of this selling stockholder.

(8)	PEAK6 Advisors LLC, its managing member; and PEAK6 Investments, L. P., its member, exercises voting and investment powers over these shares on behalf of this selling stockholder.

(9)	Jay Robert Pritzker, Sole Member, exercises voting and investment powers over these shares on behalf of this selling stockholder.

Under the Exchange Act, and the regulations thereunder, any person engaged in a distribution of the shares offered by this prospectus or any related prospectus supplements may not simultaneously engage in market-making activities with respect to the shares during the applicable “cooling off” period prior to the commencement of such distribution. In addition, and without limiting the foregoing, the selling stockholders will be subject to applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Securities Act, in connection with transactions in the shares, which provisions may limit the timing of purchases and sales of shares.

PLAN OF DISTRIBUTION

The shares of our common stock listed in the foregoing table are being registered to permit public secondary trading of these shares by the holders of such shares from time to time after the date of this prospectus, as and when certain contractual resale restrictions are automatically released, as described under “Transfer Restrictions.” Registration of the shares of our common stock covered by this prospectus does not mean, however, that those shares of common stock necessarily will be offered or sold.

The selling stockholders and their pledgees, assignees, donees, or other successors-in-interest who acquire the selling stockholders’ shares after the date of this prospectus, may sell such shares of common stock from time to time directly to purchasers or through underwriters, broker-dealers or agents, at market prices prevailing at the time of sale, at prices related to such market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

•	Through The Nasdaq Global Market or on any national securities exchange or quotation service on which the shares of our common stock may be listed or quoted at the time of sale;

•	In the over-the-counter market;

•	In transactions otherwise than on such exchanges or services or in the over-the-counter market;

•	Through the exercise of purchased or written options;

•	Through a combination of any such methods; or

•	Through any other method permitted under applicable law and our insider trading policy.

In connection with sales of our common stock or otherwise, a selling stockholder who is neither an employee of Merge Healthcare nor otherwise subject to our insider trading policy may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of our common stock in the course of hedging the positions they assume, and such selling stockholders may also sell short the shares of our common stock and deliver such shares to close out such short positions, or loan or pledge shares of our common stock to broker-dealers that in turn may sell such securities.

The selling stockholders have advised us that, to date, they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares. Upon our notification by a selling stockholders that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of shares through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

•	The name of the selling stockholders;

•	The number of shares being offered;

•	The terms of the offering;

•	The names of the participating underwriters, broker-dealers or agents;

•	Any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;

•	The public offering price; and

•	Other material terms of the offering.

If underwriters are used in a firm commitment underwriting, the selling stockholders will execute an underwriting agreement with those underwriters relating to the shares of our common stock that the selling stockholders will offer. Unless otherwise set forth in a prospectus supplement, the obligations of the underwriters to purchase the shares of our common stock will be subject to conditions. The underwriters, if any, will purchase such shares on a firm commitment basis and will be obligated to purchase all of such shares.

If any shares of our common stock are subject to a firm commitment underwriting agreement, the shares will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Such underwriters may be deemed to have received compensation from the selling stockholders in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these shares of our common stock for whom they may act as agent. Underwriters may sell these shares to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

The selling stockholders may authorize underwriters to solicit offers from institutions to purchase shares of our common stock subject to the underwriting agreement from the selling stockholders, at the public offering price stated in a prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If the selling stockholders sell shares of our common stock pursuant to these delayed delivery contracts, a prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commission payable for that solicitation.

The applicable prospectus supplement, if any, will set forth whether or not underwriters may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the shares of our common stock at levels above those that might otherwise prevail in the open market, including, for example, by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. Underwriters are not required to engage in any of these activities, or to continue such activities if commenced.

In effecting sales, brokers or dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Broker-dealer transactions may include:

•	Purchases of the shares of our common stock by a broker-dealer as principal and resales of the shares of our common stock by the broker-dealer for its account pursuant to this prospectus;

•	Ordinary brokerage transactions; or

•	Transactions in which the broker-dealer solicits purchasers on a best efforts basis.

If dealers are utilized in the sale of shares of our common stock, the names of the dealers and the terms of the transaction will be set forth in a prospectus supplement, if required.

The selling stockholders may sell shares of our common stock through agents designated by them from time to time. We will name any agent involved in the offer or sale of such shares and will list commissions payable by the selling stockholders to these agents in a prospectus supplement, if required. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in any required prospectus supplement.

The selling stockholders may also sell any of the shares of our common stock directly to purchasers. In this case, the selling stockholders may not engage underwriters or agents in the offer and sale of such shares. In addition, we do not assure you that the selling stockholders will not transfer, devise or gift the shares of our common stock by other means not described in this prospectus. Moreover, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

The selling stockholders may indemnify underwriters, dealers or agents who participate in the distribution of the shares of our common stock against certain liabilities, including liabilities under the Securities Act, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

The aggregate proceeds to the selling stockholders from the sale of the shares of our common stock offered by the selling stockholders hereby will be the purchase price of such shares, less discounts and commissions, if any. The selling stockholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of shares of our common stock to be made directly or through agents.

In order to comply with the securities laws of some states, if applicable, the shares of our common stock may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states such shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the shares of our common stock may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of such shares may be underwriting discounts and commissions under the Securities Act. Any selling stockholder who is an “underwriter” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

Selling stockholders are subject to the applicable provisions of the Exchange Act, and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the shares of common stock offered in this prospectus by selling stockholders. The anti-manipulation rules under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities for the shares.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplements, certain legal matters in connection with the securities will be passed upon for us by McDermott Will & Emery LLP, Chicago, Illinois.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges of Merge Healthcare Incorporated for the periods indicated:

	Six Months
	Ended
	June 30,		Year Ended December 31,
	2010	2009	2009	2008	2007	2006	2005

Ratio of Earnings to Fixed Charges	NA	2.9	1.0	NA	NA	NA	14.6
Dollar amount of deficiency (in thousands)	$(18,007)	NA	NA	$(23,743)	$(171,808)	$(249,473)	NA

For purposes of computing these ratios, earnings consists of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and interest portion of rental expense. The ratio is calculated by dividing earnings by the sum of the fixed charges. The interest portion of rental expense is estimated at 23% of rental expense based on net present value analysis.

For further information on the Ratio of Earnings to Fixed Charges, see Exhibit 12.1, “Computation of Ratio of Earnings to Fixed Charges,” filed herewith.

EXPERTS

The financial statements of Merge Healthcare Incorporated as of December 31, 2009 and 2008 and for each of the two years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO USA, LLP (formerly known as BDO Seidman, LLP), an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated statements of operations, shareholders’ equity, comprehensive loss and cash flows of Merge Healthcare Incorporated for the year ended December 31, 2007, (“the consolidated financial statements”) have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent registered public accounting firm, also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the consolidated financial statements for the year ended December 31, 2007, contains an explanatory paragraph that states that Merge Healthcare Incorporated suffered recurring losses from operations and negative cash flows that raised substantial doubt about its ability to continue as a going concern. The consolidated financial statements did not include any adjustments that might have resulted from the outcome of this uncertainty.

The audit report covering the consolidated financial statements also refers to retrospective adjustments to apply the changes in segment disclosures as described in note 1 and note 16 to those consolidated financial statements, and on which KPMG LLP does not express an opinion or any other form of assurance.

The financial statements of AMICAS, Inc. as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009 and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2009 incorporated by reference in this prospectus have been so incorporated in reliance on the reports of BDO Seidman, LLP, an independent registered public accounting firm, incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements of etrials Worldwide, Inc. appearing in etrials Worldwide Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

The consolidated balance sheets of Confirma, Inc. as of December 31, 2008 and 2007 and the related consolidated statements of operations, deficit in stockholders’ equity, and cash flows for the years ended December 31, 2008 and 2007, incorporated by reference in this prospectus, have been included herein in reliance on the report of Voldal Wartelle & Co., P.S., an independent public accountant, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended June 30, 2009 and 2008, incorporated by reference in this prospectus, Voldal Wartelle & Co., P.S., independent public accountants, have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the company’s 8-K as amended and dated September 2, 2009 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act.

The consolidated financial statements of Emageon Inc. appearing in Emageon Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2008 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities the selling stockholders are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement, including its exhibits and schedules. You should refer to the registration statement, including the exhibits and schedules, for further information about us and the securities the selling stockholders are offering. Statements we make in this prospectus about certain contracts or other documents are not necessarily complete. When we make such statements, we refer you to the copies of the contracts or documents that are filed as exhibits to the registration statement because those statements are qualified in all respects by reference to those exhibits.

We file reports, proxy and information statements, and other information with the SEC. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on our Internet address www.merge.com our annual, quarterly and current reports, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference in this prospectus the documents we file with the SEC. This means that we are disclosing important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede the information contained in this prospectus. We are incorporating by reference the following documents:

•	Merge’s Annual Report on Form 10-K for the year ended December 31, 2009, filed with the SEC on March 12, 2010, and Merge’s Amendments to its Annual Report on Form 10-K/A filed with the SEC on March 17, 2010, April 30, 2010 and August 26, 2010;

•	Merge’s Quarterly Reports on Form 10-Q for the quarter ended March 31, 2010, filed with the SEC on May 7, 2010, and for the quarter ended June 30, 2010, filed with the SEC on August 9, 2010;

•	Merge’s Definitive Proxy Statement for its 2010 Annual Meeting of Stockholders, filed with the SEC on August 12, 2010;

•	Merge’s Current Reports on Form 8-K filed with the SEC on January 4, 2010, February 22, 2010, February 24, 2010, March 4, 2010, March 10, 2010, April 2, 2010, April 6, 2010, April 30, 2010 (as amended by Merge’s Current Report on Form 8-K/A, filed with the SEC on June 18, 2010), May 13, 2010, June 18, 2010 and July 30, 2010;

•	The description of Merge’s Common Stock set forth in Merge’s registration statement on Form 8-A, filed with the SEC on January 9, 1998, including all amendments and reports filed for the purpose of updating such description;

•	Exhibit 99.5 (Financial Statements and Supplementary Data of Merge as of December 31, 2009 and 2008, and for the three years in the period ended December 31, 2009) to Merge’s registration statement on Form S-4 (Film No. 333-168341);

•	The (i) consolidated financial statements of Confirma, Inc. as of December 31, 2008 and 2007 and for the two years in the period ended December 31, 2008 (Exhibit 99.3), (ii) unaudited consolidated financial statements of Confirma, Inc. for the six months ended June 30, 2009 and 2008 (Exhibit 99.2) and (iii) unaudited pro forma condensed consolidated financial statements (Exhibit 99.1), in each case, filed as exhibits to Merge’s Current Report on Form 8-K filed with the SEC on September 2, 2009 (Film No. 091049813) (as amended by Merge’s Current Reports on Form 8-K/A, filed with the SEC on September 4, 2009 and September 24, 2009);

•	The (i) consolidated financial statements of etrials Worldwide, Inc. as of December 31, 2008 and 2007 and for the two years in the period ended December 31, 2008, as set forth on pages F-15 to F-36 in the prospectus, filed by Merge with the SEC pursuant to Rule 424(b)(3) on July 16, 2009 and (ii) (A) consolidated financial statements of etrials Worldwide, Inc. for the six months ended June 30, 2009 and 2008 (Exhibit 99.2) and (B) unaudited pro forma condensed consolidated financial statements (Exhibit 99.1), in each case, as set forth in Merge’s Current Report on Form 8-K (File No. 091051295), filed with the SEC on September 2, 2009;

•	The (i) consolidated financial statements of AMICAS, Inc as of December 31, 2009 and 2008 and for each of the three years in the period ended December 31, 2009, as set forth in Item 8 of AMICAS, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the SEC on March 11, 2010, (ii) unaudited consolidated financial statements of AMICAS, Inc. for the three months ended March 31, 2010 and 2009 (Exhibit 99.2) in Merge’s Current Report on Form 8-K filed with the SEC on June 18, 2010 and (iii) unaudited pro forma condensed consolidated financial statements (Exhibit 99.1), in each case, as set forth in Merge’s Current Report on Form 8-K, filed with the SEC on April 30, 2010 (as amended by Merge’s Current Report on Form 8-K/A, filed with the SEC on June 18, 2010);

•	The (i) consolidated financial statements of Emageon Inc. as of December 31, 2008 and 2007 and for each of the three years in the period ended December 31, 2008 as set forth on pages F-2 and F-4 through F-30 of Emageon Inc.’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC on March 26, 2009 and (ii) unaudited pro forma condensed consolidated financial statements (Exhibit 99.2) included in AMICAS, Inc.’s Current Report on Form 8-K filed with the SEC on April 3, 2009 (as amended by AMICAS, Inc.’s Current Report on Form 8-K/A filed with the SEC on June 16, 2009); and

•	Any future filings we may make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of filing of the initial registration statement relating to this offer and prior to the termination of any offering of securities offered by this prospectus.

A statement contained in a document incorporated by reference into this prospectus shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any prospectus supplement or in any other subsequently filed document which is also incorporated in this prospectus modifies or replaces such statement. Any statements so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You can obtain a copy of any of our filings, at no cost, by writing to or telephoning us at the following address:

Merge Healthcare Incorporated
900 Walnut Ridge Drive
Hartland, Wisconsin 53029
Attention: Investor Relations
Phone: (262) 367-0700

You should rely only upon the information provided in this prospectus or incorporated by reference into this prospectus. Merge has not authorized anyone to provide you with different information. You should not assume that the information in this prospectus, including any information incorporated by reference, is accurate as of any date other than the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

Our estimated expenses in connection with the distribution of the securities being registered are as set forth in the following table:

SEC Registration Fee	$1,361*
Printing and Engraving Expenses	—*
Legal Fees and Expenses	25,000*
Accounting Fees and Expenses	30,000*
Miscellaneous	4,639*

Total	$61,000

*	Estimated to nearest thousand U.S. dollars.

Item 15.	Indemnification of Directors and Officers

Merge Healthcare is a Delaware corporation. Reference is made to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), which enables a corporation in its original certificate of incorporation or an amendment to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except:

•	For any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	For acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	Pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	For any transaction from which a director derived an improper personal benefit.

Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was a director, officer, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such director, officer, employee or agent acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred. The indemnification permitted under the DGCL is not exclusive, and a corporation is empowered to purchase and maintain insurance against liabilities, whether or not indemnification would be permitted by statute.

Article XI of Merge’s Bylaws provides in effect that, subject to certain limited exceptions, Merge Healthcare shall indemnify its directors and officers to the extent not prohibited by the DGCL. Merge’s directors and officers are insured under policies of insurance maintained by Merge Healthcare, subject to the limits of the policies, against certain losses arising from any claims made against them by reason of being or having been such directors or officers. In addition, Merge Healthcare has entered into contracts with certain of its directors providing for indemnification of such persons by Merge Healthcare to the full extent authorized or permitted by law, subject to certain limited exceptions.

Item 16.	Exhibits

2.1	Agreement and Plan of Merger, dated as of May 30, 2009, by and among Registrant, Merge Acquisition Corp., a wholly owned subsidiary of Registrant, and etrials Worldwide, Inc.(B)
2.2	Agreement and Plan of Merger, dated as of August 7, 2009, by and among Registrant, Merge Acquisition Corporation, a wholly owned subsidiary of Registrant, Confirma, Inc. and John L. Brooks(C)
2.3	Agreement and Plan of Merger dated as of February 28, 2010 by and among Registrant, Project Ready Corp. and AMICAS, Inc.(A)
3.1	Certificate of Incorporation as filed on October 14, 2008, and Certificate of Merger as filed on December 3, 2008 and effective on December 5, 2008(D)
3.2	Series A Preferred Stock Certificate of Designations(A)
3.3	Bylaws of Registrant(D)
4.1	Indenture, dated as of April 28, 2010, by and among Registrant, the guarantors of the Notes and The Bank of New York Mellon Trust Company, N.A., as Trustee, governing the 11.75% Senior Secured Notes due 2015(A)
4.2	Registration Rights Agreement dated as of April 28, 2010 by and among the Company, the guarantors of the Notes and Morgan Stanley & Co. Incorporated(A)
5.1	Opinion of McDermott Will & Emery LLP*
10.1	Registration Rights Agreement, dated June 4, 2008, by and between Registrant and Merrick RIS, LLC(E)
10.2	Securities Purchase Agreement, dated May 21, 2008, by and among Registrant, the subsidiaries listed on the Schedule of Subsidiaries attached thereto, and Merrick RIS, LLC(F)
10.3	Employment Letter Agreement between the Registrant and Justin C. Dearborn entered into as of June 4, 2008(G)
10.4	Employment Letter Agreement between the Registrant and Steven M. Oreskovich entered into as of June 4, 2008(G)
10.5	Employment Letter Agreement between the Registrant and Nancy J. Koenig entered into as of June 4, 2008(G)
10.6	Employment Letter Agreement between the Registrant and Antonia Wells entered into as of June 4, 2008(G)
10.7	Amendment dated July 1, 2008 to that certain Securities Purchase Agreement, dated May 21, 2008, by and among the Registrant, certain of its subsidiaries and Merrick RIS, LLC(H)
10.8	Consulting Agreement, effective as of January 1, 2009, by and between Registrant and Merrick RIS, LLC(D)
10.9	1996 Stock Option Plan for Employees of Registrant dated May 13, 1996(I), as amended and restated in its entirety as of September 1, 2003(J)
10.10	1998 Stock Option Plan for Directors(K)
10.11	2000 Employee Stock Purchase Plan of Registrant effective July 1, 2000(L)
10.12	2003 Stock Option Plan of Registrant dated June 24, 2003, and effective July 17, 2003(J)
10.13	2005 Equity Incentive Plan adopted March 4, 2005, and effective May 24, 2005(M)
10.14	Amendment effective as of January 1, 2010 to that certain Consulting Agreement, effective as of January 1, 2009, by and among the Registrant and Merrick RIS, LLC(N)
10.15	Value Added Reseller Agreement dated March 31, 2009 between a subsidiary of the Registrant and Merrick Healthcare Solutions, LLC d/b/a Olivia Greets(O)
10.16	Olivia Greets Standard Reseller Agreement dated March 12, 2010 between the Registrant and Merrick Healthcare Solutions, LLC d/b/a Olivia Greets(O)

10.17	Senior Secured Term Note, dated June 4, 2008, between Registrant and Merrick RIC, LLC(E)
10.18	Asset Purchase Agreement, dated as of July 30, 2010, between Registrant and Merrick Healthcare Solutions, LLC d/b/a Olivia Greets(P)
12.1	Computation of Ratio of Earnings to Fixed Charges*
14.1	Code of Ethics(E)
14.2	Whistleblower Policy(E)
23.1	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP) — Milwaukee*
23.2	Consent of KPMG LLP*
23.3	Consent of Ernst & Young LLP — Raleigh*
23.4	Consent of Voldal Wartelle & Co., P.S.*
23.5	Consent of BDO USA, LLP (formerly known as BDO Seidman, LLP) — Boston*
23.6	Consent of Ernst & Young LLP — Boca Raton*
23.7	Consent of McDermott Will & Emery LLP (included in the opinion filed as Exhibit 5.1)
24.1	Powers of Attorney (included in the signature pages hereto)

*	Filed herewith

(A)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated April 30, 2010.

(B)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated June 2, 2010.

(C)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated August 7, 2009.

(D)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(E)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated June 6, 2008.

(F)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated May 22, 2008.

(G)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated July 15, 2008.

(H)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated July 7, 2008.

(I)	Incorporated by reference from Registration Statement on Form SB-2 (No. 333-39111) dated October 30, 1997.

(J)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the period ended September 30, 2003.

(K)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 1997.

(L)	Incorporated by reference from the Registrant’s Proxy Statement for Annual Meeting of Shareholders dated May 8, 2000.

(M)	Incorporated by reference from the Registrant’s Registration Statement on Form S-8 (No. 333-125386) effective June 1, 2005.

(N)	Incorporated by reference from the Registrant’s Current Report on Form 8-K dated April 2, 2010.

(O)	Incorporated by reference from the Registrant’s Amendment No. 3 on Form 10-K/A to its Annual Report on Form 10-K for the fiscal year ended December 31, 2010.

(P)	Incorporated by reference from the Registrant’s Current Report of Form 8-K dated July 30, 2010.

Item 17.	Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained is a form of prospectus filed pursuant to rule 424(b) that is part of the registration statement.

(2) That, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933, if the registrant is relying on Rule 430B of the Securities Act of 1933,

(i) each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i)(x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser,

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and;

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 will be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hartland, State of Wisconsin on September 14, 2010.

Merge Healthcare Incorporated

By:	/s/ Justin C. Dearborn
Name:     Justin C. Dearborn

Title:	Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of Merge Healthcare Incorporated, hereby severally constitute and appoint Justin C. Dearborn and Steven M. Oreskovich, and each of them singly, our true and lawful attorneys with full power to any of them, and to each of them singly, to sign for us and in our names in the capacities indicated below the registration statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said registration statement and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Merge Healthcare Incorporated to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or any of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on this 14th day of September, 2010.

Signature	Title

/s/ Michael W. Ferro, Jr. Michael W. Ferro, Jr.	Chairman

/s/ Justin C. Dearborn Justin C. Dearborn	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Steven M. Oreskovich Steven M. Oreskovich	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Dennis Brown Dennis Brown	Director

/s/ Gregg G. Hartemayer Gregg G. Hartemayer	Director

/s/ Richard A. Reck Richard A. Reck	Director

/s/ Neele E. Stearns, Jr. Neele E. Stearns, Jr.	Director

/s/ Jeff Surges Jeff Surges	Director